Exhibit 10.1

EMPLOYMENT AGREEMENT

          AGREEMENT by and between Hecla Mining Company, a Delaware corporation (the “Company”) and PHILLIPS S. BAKER, JR. (the “Executive”), dated as of the 1st day of June 2007.

          The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to the Company, and to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the company to enter into this Agreement.

          NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

          1. Certain Definitions.

                    (a) The “Effective Date” shall be the first date during the “Change of Control Period” (as defined in Section 1(b)) on which a Change of Control occurs. Anything in this Agreement to the contrary notwithstanding, if the Executive’s employment with the Company is terminated or the Executive ceases to be an officer of the Company prior to the date on which a Change of Control occurs, and it is reasonably demonstrated that such termination of employment (1) was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control or (2) otherwise arose in connection with or anticipation of the Change of Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such termination of employment.

                    (b) The “Change of Control Period” is the period commencing on the date hereof and ending on June 1, 2010; provided, however, that commencing on June 1, 2010, and on each subsequent anniversary of such date (each such anniversary is hereinafter referred to as the “Renewal Date”), the Change of Control Period shall be automatically extended so as to terminate three years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give notice to the Executive that the Change of Control Period shall not be so extended.

                    (c) The “Deemed Retirement Benefit” means the aggregate benefits that would be payable to the Executive under the Hecla Mining Company Qualified Retirement Plan and/or any successor defined benefit plan (the “Retirement Plan”) and any supplemental and/or excess retirement plans in which the Executive participates (the “SERP”), assuming that (i) the Executive’s age as of the Date of Termination were increased by three years for purposes of calculating the pension reduction but not for purposes of determining covered compensation (as those terms are defined in the Retirement Plan), (ii) the Executive’s average annual earnings were calculated by assuming that the Executive had continued to receive the compensation required by Section 4(b) of this Agreement for three years, (iii) the Executive’s years of service were increased by three years, and (iv) the Executive’s benefits under the Retirement Plan and the SERP were fully vested.

                    (d) The “Actual Retirement Benefit” means the aggregate benefits that actually are payable to the Executive under the Retirement Plan and the SERP as of the Date of Termination, determined in accordance with the applicable terms of the Retirement Plan and the SERP.

          2.  Change of Control. For the purpose of this Agreement, a “Change of Control” shall mean:

                    (a) Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the “beneficial owner” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 2(a), the following acquisitions shall not constitute a Change of Control: (I) any acquisition directly from the Company or approved by the Incumbent Directors, following which such Person owns not more than 40% of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, (II) any acquisition by an underwriter temporarily holding securities pursuant to an offering of such securities, (III) any acquisition by the Company, (IV) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (V) any acquisition pursuant to a transaction which complies with clauses (i), (ii) and (iii) of Section 2(c) below; or

                    (b) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be considered as though such individual were an Incumbent Director, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

                    (c) Consummation of a reorganization, merger or consolidation (or similar corporate transaction) involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity (a “Business Combination”), in each case, unless, immediately following such Business Combination, (i) more than 60% of, respectively, the then outstanding shares of common stock and the total voting power of (A) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (B) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 80% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Outstanding Company Common Stock and Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be, were converted pursuant to such Business Combination), and such beneficial ownership of common stock or voting power among the holders thereof is in substantially the same proportion as the beneficial ownership of Outstanding Company Common Stock and the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (ii) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 30% or more of the outstanding shares of common stock and the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), unless such acquisition is pursuant to a Business Combination that is an acquisition by the Company or a subsidiary of the Company of the assets or Stock of another entity that is approved by the Incumbent Directors, following which such person owns not more than 40% of such outstanding shares and voting power, and (iii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination; or

                    (d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change of Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities as a result of the acquisition of Outstanding Company Common Stock or Outstanding Company Voting Securities by the Company which reduces the number of shares of Outstanding Company Common Stock or Outstanding Company Voting Securities; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional shares of Outstanding Company Common Stock or Outstanding Company Voting Securities that increases the percentage of Outstanding Company Common Stock or Outstanding Company Voting Securities beneficially owned by such person, a Change of Control of the Company shall then occur.

          3. Employment Period. The Company hereby agrees to continue the Executive in its employ for the period commencing on the Effective Date and ending on the third anniversary of such date (the “Employment Period”). The Employment Period shall terminate upon the Executive’s termination of employment for any reason.

          4. Terms of Employment.

(a) Position and Duties.

                    (i) During the Employment Period, (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 90-day period immediately preceding the Effective Date and (B) the Executive’s services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than 35 miles from such location.

                    (ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage-personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

(b) Compensation.

                    (i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”), which shall be paid at a monthly rate, at least equal to twelve times the highest monthly base salary paid or payable to the Executive by the Company and its affiliated companies in respect of the twelve-month period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Annual Base Salary shall be reviewed at least annually and shall be increased at any time and from time to time as shall be substantially consistent with increases in base salary awarded in the ordinary course of business to other peer executives of the Company and its affiliated companies. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased. As used in this Agreement, the term “affiliated companies;” includes any company controlled by, controlling or under common control with the Company.

                    (ii) Annual Bonus. In addition to Annual Base Salary, the Executive shall be awarded, for each fiscal year beginning or ending during the Employment Period, an annual bonus (the “Annual Bonus”) in cash at least equal to the highest bonus paid or payable, including by reason of deferral, to the Executive by the Company and its affiliated companies, including pursuant to both the Company’s Short-Term Performance Pay Compensation Plan and the Company’s Executive and Senior Management Long-Term Performance Payment Plan for any fiscal year, in respect of the three fiscal years immediately preceding the fiscal year in which the Effective Date occurs (annualized for any fiscal year during the Employment Period consisting of less than twelve full, months or with respect to which the Executive has been employed by the Company for less than twelve full months) (the “Recent Annual Bonus”). Each such Annual Bonus shall be paid no later than two and a half months after the first fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect, if applicable, to defer the receipt of such Annual Bonus pursuant to the Company’s Key Employee Deferred Compensation Plan.

                    (iii) Incentive, Savings and Retirement Plans. In addition to Annual Base salary and Annual Bonus payable as hereinabove provided, the Executive shall be entitled to participate during the Employment Period in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its affiliated companies, but in no event, shall such plans, practices, policies and programs provide the Executive with incentive, savings and retirement benefit opportunities, in each case, less favorable, in the aggregate, than (x) the most favorable of those provided by the Company and its affiliated companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 90-day period immediately preceding the Effective Date of (y) if more favorable to the Executive, those provided at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

                    (iv) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent generally applicable to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than (x) the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or (y) if more favorable to the Executive, those provided at any time after the Effective Date generally to other peer executives of the Company and its affiliated companies.

                    (v) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

                    (vi) Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits in accordance with the most favorable plans, practices, programs and policies of the company and its affiliated companies in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

                    (vii) Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its affiliated companies at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

                    (viii) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer incentives of the Company and its affiliated companies.

          5. Termination of Employment.

                    (a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 12(b) of this Agreement of its, intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” means the absence of the Executive from the Executive’s duties with the Company on a fulltime basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement. as to acceptability not to be withheld unreasonably).

                    (b) Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” means:

                    (i) the willful and continued failure of the Executive to perform substantially the Executive’s duties (as contemplated by Section 4(a)) with the Company or any affiliated company (other than any such failure resulting from incapacity due to physical or mental illness or following the Executive’s delivery of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company that specifically identifies the manner in which the Board or the Chief Executive Officer of the Company believes that the Executive has not substantially performed the Executive’s duties, or

(ii) the willful engaging by the Executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

For purposes of this Section 5(b), no act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer of the Company or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (excluding the Executive if the Executive is a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in Section 5(b)(i) or 5(b)(ii), and specifying the particulars thereof in detail.

                    (c) Good Reason. The Executive’s employment may be terminated during the Employment Period by the Executive for Good Reason or by the Executive voluntarily without Good Reason. For purposes of this Agreement, “Good Reason” means:

                    (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 4(a) of this Agreement, or any other diminution in such position, authority, duties or responsibilities (whether or not occurring solely as a result of the Company’s ceasing to be a publicly traded entity), excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

                    (ii) any failure by the Company to comply with any of the provisions of Section 4(b) of this Agreement, other than an isolated, insubstantial and inadvertent failures not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

                    (iii) the Company’s requiring the Executive to be based at any office or location other than that described in Section 4(a)(i)(B) hereof, or the Company’s requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date;

(iv) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or

(v) any failure by the Company to comply with and satisfy Section 11(c) of this Agreement.

          For purposes of this Agreement, any good faith determination of Good Reason made by the Executive shall be conclusive. Anything in this Agreement to the contrary notwithstanding, a termination by the Executive for any reason pursuant to a Notice of Termination given during the 30-day period immediately following the first anniversary of the Effective Date shall be deemed, to be a termination for Good Reason for all purposes of this Agreement. The Executive’s mental or physical incapacity following the occurrence of an event described above in clauses (i) through (v) shall not affect the Executive’s ability to terminate employment for Good Reason.

                    (d) Notice of Termination. Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen days after the giving of such notice). In the case of a termination of the Executive’s employment for Cause, a Notice of Termination shall include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to the Executive and reasonable opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board prior to such vote), finding that in the good faith opinion of the Board the Executive was guilty of conduct constituting Cause. No purported termination of the Executive’s employment for Cause shall be effective without a Notice of Termination. The failure by the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing the Executive’s rights hereunder.

                    (e) Date of Termination. “Date of Termination” means the date of receipt of the Notice of Termination or any later date specified therein (which date shall be not more than 30 days after the giving of such notice), as the case may be; provided, however, that (i) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (ii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

          6. Obligations of the Company upon Termination.

                    (a) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than the following obligations: (i) payment of the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (ii) payment of the product of (x) the greater of (A) the Annual Bonus paid or payable, including by reason of deferral, (and annualized for any fiscal year consisting of less than twelve full months or for which the Executive has been employed for less than twelve full months) for the most recently completed fiscal year during the Employment Period, if any, and (B) the Recent Annual Bonus (such greater amount hereafter referred to as the “Highest Annual Bonus”) times (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 and (iii) payment of any compensation previously deferred by the Executive (together with any accrued interest thereon) and not yet paid by the Company and any accrued vacation pay not yet paid by the Company (the amounts described in paragraphs (i), (ii) and (iii) are hereafter referred to as “Accrued Obligations”). All Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. In addition, the Executive’s estate or designated beneficiaries shall be entitled to receive the Executive’s Annual Base Salary for the balance of the Employment Period. Anything in this Agreement to the contrary notwithstanding, the Executive’s estate and family shall be entitled to receive benefits at least equal to the most favorable benefits provided generally by the Company and any of its affiliated companies to the estates and surviving families of peer executives of the Company and such affiliated under such plans, programs, practices and policies relating to death benefits, if any, as in effect generally with respect to other peer executives and their estate and families at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect on the date of the Executive’s death generally with respect to other peer executives of the Company and its affiliated companies and their families.

                    (b) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment period, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations. All Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. In addition, the Executive shall be entitled to receive the Executive’s Annual Base Salary for the balance of the Employment Period; provided, however, that such payments of Annual Base Salary shall be reduced by any benefits paid to the Executive under the Retirement Plan by reason of Disability and, provided further, any payments made hereunder to a key employee (as defined by Section 409A of the Code) shall be delayed six months if required by Section 409A of the Code. Anything in this Agreement to the contrary notwithstanding, the Executive shall be entitled after the Disability Effective Date to receive disability and other benefits at least equal to the most favorable of those generally provided by the Company and its affiliated companies to disable executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter generally with respect to other peer executives of the Company and its affiliated companies and their families.

                    (c) Cause; other than for Good Reason. If the Executive’s employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay the Executive Annual Base Salary through the Date of Termination plus the amount of any compensation previously deferred by the Executive in accordance with Section 4(b)(ii), in each case to the extent theretofore unpaid. If the Executive terminates employment during the Employment Period other than for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

                    (d) Good Reason; Other Than for Cause or Disability. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause or Disability, or if the Executive shall terminate employment under this Agreement for Good Reason:

(i) the Company shall pay, to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

A. all Accrued Obligations; and

                    B. the product of (x) three times (y) the sum of (i) Annual Base Salary plus (ii) the Highest Formula Annual Bonus (where the “Highest Formula Annual Bonus” means the remainder of (a) the sum of (1) the Highest Formula Short-Term Bonus, plus (2) the Highest Formula Long-Term Bonus, plus (3) the highest other bonus, if any, which was included within the calculation of Annual Bonus, but not considered in calculating the Highest Formula Short-Term Bonus or the Highest Formula Long-Term Bonus, and was paid or payable in any fiscal year in respect of the three fiscal years immediately preceding the Date of Termination, minus (b) any payments actually paid or payable under the provisions of the Company’s Executive and Senior Management Long-Term Performance Payment Plan due to an actual triggering of its change-in-control provisions by the same or related events constituting a Change of Control hereunder) (where the “Highest Formula Short-Term Bonus” means the highest bonus paid or payable in any fiscal year in respect of the three fiscal years immediately preceding the Date of Termination, including by reason of deferral, to the Executive by the Company and its affiliated companies pursuant to the Company’s Short-Term Performance Pay Compensation Plan or which would have been so paid or payable if the performance criteria applicable thereunder had been met at 100% of target for any applicable performance period ending in any fiscal year in respect of the three fiscal years immediately preceding the Date of Termination) (where the “Highest Formula Long-Term Bonus” means the highest bonus paid or payable in any fiscal year in respect of the three fiscal years immediately preceding the Date of Termination, including by reason of deferral, to the Executive by the Company and its affiliated companies pursuant to the Company’s Executive and Senior Management Long-Term Performance Payment Plan or which would have been so paid or payable if the performance criteria applicable thereunder had been met at 100% of target for any applicable performance period ending in any fiscal year in respect of the three fiscal years immediately preceding the Date of Termination); and

                    C. a lump-sum retirement benefit equal to the excess of (a) the actuarial equivalent of the Deemed Retirement Benefit over (b) the actuarial equivalent of the Executive’s Actual Retirement Benefit; and for purposes of determining the amount payable pursuant to this Section 5(d)(i)C, the actuarial assumptions utilized shall be no less favorable to the Executive than those in effect with respect to the Retirement Plan and the SERP during the 90-day period immediately prior to the Effective Date; and

                    (ii) for three additional years, or such longer period as any plan, program, practice or policy may provide, the Company shall continue benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 4 (b) (iv) of this Agreement if the Executive’s employment had not been terminated in accordance with the most favorable plans, practices, programs or policies of the Company and its affiliated companies applicable generally to other peer executives and their families during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families; and for purposes of determining eligibility of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed for three additional years, and to have then retired; and

                    (iii) the Company shall, at its sole expense as incurred, provide the Executive with outplacement services the scope and provider of which shall be selected by the Executive in the Executive’s sole discretion; provided, that the cost of such outplacement shall not exceed $20,000; and

                    (iv) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or that the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and the Affiliated Companies.

Notwithstanding the provisions of clause (ii) of this Section 6(d), if after using its reasonable best efforts to obtain life insurance, long-term disability or travel accident insurance coverage for the Executive as required by said clause (ii) at the lowest available rates, the Company is unable to obtain such coverage for an aggregate annual cost to the Company of not more than two percent of the Annual Base Salary, the Executive shall be required to elect to either (i) waive one or more of such coverages, or (ii) have the amount or duration of one or more of such coverages reduced, in either case so as to reduce such aggregate annual cost to not more than two percent of the Annual Base Salary. If any of such coverages cannot be obtained, or if the Executive elects to waive any of such coverages as provided in the preceding sentence, then the Company shall pay the Executive cash in lieu thereof, in the amount of two-thirds of one percent of the Annual Base Salary for each such coverage that is not provided.

          7. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices, provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other agreements with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program except as explicitly modified by this Agreement. Notwithstanding the foregoing, if the Executive receives payments and benefits pursuant to Section 6(d) of this Agreement, the Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company and the affiliated companies, unless otherwise specifically provided therein in a specific reference to this Agreement.

          8. Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to Section 9 of this Agreement), plus in each case interest at the applicable Federal rate provided for in section 7872(f)(2) of the Internal Revenue Code of 1986, as amended (the “Code”).

          9. Certain Additional Payments by the Company.

                    (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then the Executive shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 9(a), if it shall be determined that the Executive is entitled to the Gross-Up Payment, but that the Parachute Value of all Payments do not exceed 110% of the Safe Harbor Amount, then no Gross-Up Payment shall be made to the Executive and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the payments under Section 6(d)(i), unless an alternative method of reduction is elected by the Executive, and in any event shall be made in such a manner as to maximize the Value of all Payments actually made to the Executive. For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amount payable under this Agreement would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Agreement shall be reduced pursuant to this Section 9(a). The Company’s obligation to make Gross-Up Payments under this Section 9 shall not be conditioned upon the Executive’s termination of employment.

                    (b) Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by PricewaterhouseCoopers or such other nationally recognized certified public accounting firm as may be designated by the Executive (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to the Executive within 5 days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 9(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

                    (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after the Executive is informed in writing of such claim. The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

                    (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such advance or with respect to any imputed income in connection with such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                    (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 9(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

               (e) Notwithstanding any other provision of this Section 9, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of the Gross-Up Payment, and the Executive hereby consents to such withholding.

               (f) Definitions. The following terms shall have the following meanings for purposes of this Section 9.

(i) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

          (ii) The “Net After-Tax Amount” of a Payment shall mean the Value of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and applicable state and local law, determined by applying the highest marginal rates that are expected to apply to the Executive’s taxable income for the taxable year in which the Payment is made.

          (iii) “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

          (iv) A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

(v) The “Safe Harbor Amount” means the maximum Parachute Value of all Payments that the Executive can receive without any Payments being subject to the Excise Tax.

          (vi) “Value” of a Payment shall mean the economic present value of a Payment as of the date of the change of control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

          10. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

          11. Successors.

                    (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

                     (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as provided in Section 11(c), without the prior written consent of the Executive, this Agreement shall not be assignable by the Company.

                     (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

          12. Miscellaneous.

                    (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                    (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt. requested, postage prepaid, addressed as follows:

If to the Executive:

Phillips S. Baker, Jr. Hecla Mining Company 6500 N. Mineral Drive, Suite 200 Coeur d’Alene, Idaho 83815-9408

If to the Company:

Hecla Mining Company 6500 N. Mineral Drive, Suite 200 Coeur d’Alene, Idaho 83815-9408 Attention: Chief Executive Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                    (e) The Executive’s failure to insist upon strict compliance with any provision hereof or the failure to assert any right the Executive may have hereunder, including, without limitation, the right to terminate employment for Good Reason pursuant to Section 5(c)(i) - (v), shall not be deemed to be a waiver of such provision or right or any other provision or right thereof.

                    (f) The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and, subject to Section 1(a), prior to the Effective Date, the Executive’s employment may be terminated by either the Executive or the Company at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement. From and after the Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

          IN WITNESS WHEREOF, the Executive has hereunder set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE	HECLA MINING COMPANY

By:	/s/ Phillips S. Baker, Jr.	By:	/s/ Philip C. Wolf

	PHILLIPS S. BAKER, JR.		PHILIP C. WOLF
Senior Vice President